Exhibit 10.1

ACQUISITION AGREEMENT

February 21, 2011

FOCUS CELTIC GOLD CORPORATION

and

GOLD BAG INC.

and

METALLUM RESOURCES plc

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		1
1.1	Definitions	1
1.2	Knowledge	5
1.3	Materiality	5
1.4	Currency	6
1.5	Interpretation Not Affected by Headings	6
1.6	Including	6
1.7	Number and Gender	6
1.8	Accounting Terms	6
1.9	Calculation of Time Periods	6
1.10	Statutory References	7
1.11	Incorporation of Schedules	7

ARTICLE 2 OFFER TO PURCHASE		7

2.1	Purchased Shares	7
2.2	Share Purchase Consideration	7
2.3	Payment of Purchase Price	7
2.4	Delivery of Shares	8
2.5	Legends	8

ARTICLE 3 REPRESENTATIONS AND WARRANTIES		8

3.1	Representations and Warranties of the Company	8
3.2	Representations and Warranties of the Purchaser and Gold Bag	17

ARTICLE 4 COVENANTS		18

4.1	General	18
4.2	Additional Agreements	19
4.3	Access to Information	19
4.4	Conduct of Business	19
4.5	Non-Solicitation	21
4.6	Confidentiality	21

ARTICLE 5 POST-CLOSING MATTERS		22

5.1	Operation of the Company	22

ARTICLE 6 CLOSING ARRANGEMENTS AND CONDITIONS		22

6.1	Closing Arrangements	22
6.2	Conditions to the Obligations of the Purchaser	22
6.3	Conditions to the Obligations of the Shareholders	24

ARTICLE 7 TERMINATION		26

7.1	Termination	26
7.2	Effect of Termination	26
7.3	Waivers and Extensions	26

(i)

ARTICLE 8 INDEMNIFICATION		27

8.1	Survival of Covenants, Representations and Warranties of the Company	27
8.2	Survival of Covenants, Representations and Warranties of the Purchaser and Gold Bag	27
8.3	Indemnification by the Company	27
8.4	Indemnification by the Purchaser	28
8.5	Notice of Claim	28
8.6	Procedure for Indemnification	29
8.7	General Indemnification Rules	29

ARTICLE 9 GENERAL PROVISIONS		30

9.1	Notices	30
9.2	Further Assurances	31
9.3	Enurement and Assignment	31
9.4	Governing Law	31
9.5	Time of Essence	32
9.6	Severability	32
9.7	Costs	32
9.8	Entire Agreement	32
9.9	Waiver, Amendment.	32
9.10	Rights Cumulative	32
9.11	Independent Legal Advice	32
9.12	Counterparts	33

(i)

ACQUISITION AGREEMENT

THIS AGREEMENT made as of the 21st day of February, 2011

BETWEEN:

FOCUS CELTIC GOLD CORPORATION, a corporation existing under the laws of the State of Delaware (the “Purchaser”)

           and

GOLD BAG INC., a corporation existing under the laws of the State of Nevada (“Gold Bag”)

and

METALLUM RESOURCES plc, a company existing under the laws of England and Wales (the “Company”)

RECITALS:

A.           The Shareholders (as defined herein) are the registered and beneficial owners of 100% of the issued and outstanding shares in the capital of the Company.

B.           The Purchaser wishes to purchase all of the issued and outstanding shares in the capital of the Company owned by the Shareholders on the terms and conditions herein contained.

C.           Gold Bag and the Company have executed a letter of intent dated as of January 26, 2011, providing the general commercial terms and conditions for the transaction contemplated herein (the “Letter of Intent”).

D.           The Parties have decided to enter into a definitive agreement as contemplated in the Letter of Intent.

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each Party), the Parties hereby agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Agreement and in the schedules hereto, the following terms and expressions will have the following meanings:

(1)	“Agreement” means this acquisition agreement, including all schedules, and all written amendments or restatements as agreed by the Parties;

(2)	“assessment” shall include a reassessment or additional assessment and the term “assessed” shall be interpreted in the same manner;

(3)
“Audited Financial Statements” means the audited consolidated financial statements of the Company as at and for the fiscal year ended January 31, 2010, consisting of a profit and loss account, a balance sheet and a cash flow statement together with the notes thereto and the opinion of the Company’s auditors thereon, a copy of which is attached hereto as Schedule 1.1(3);

(4)	“Audited Financial Statements Date” means January 31, 2010;

(5)
“Average Share Price” means the average closing price of the Gold Bag Shares on the OTCBB for the 10-day period ended five trading days prior to the Closing Date, adjusted into British pounds sterling using the average buy/sell exchange rate on the Business Day immediately preceding the Closing Date as published by Bloomberg, provided that, such average price (prior to conversion to pounds sterling) shall not be less than $0.45 and shall not exceed $0.70;

(6)
“Business” means the business of the Company which primarily involves the exploration for gold and base metals and the ownership of the Properties in the European Union and all operations related thereto;

(7)
“Business Day” means any day other than a Saturday, a Sunday or a statutory holiday in the State of Delaware or England or any other day on which the principal chartered banks located in Wilmington, Delaware or London, England are not open for business during normal banking hours;

(8)	“Claim” has the meaning ascribed thereto in Section 8.5;

(9)	“Class A Shares” means the “A” Ordinary shares of £0.001 each in the authorised share capital of the Company;

(10)	“Class B Shares” means the “B” Ordinary shares of £0.001 each in the authorised share capital of the Company;

(11)	“Closing” means the completion of the Transactions pursuant to this Agreement at the Closing Time;

(12)	“Closing Date” means March 15, 2011 or such other date as the Parties may agree upon;

(13)	“Closing Time” means 10:00 a.m. (Eastern time) on the Closing Date or such other time on the Closing Date as the Parties may agree;

(14)
“Company” means Metallum Resources plc and any successor resulting from any amalgamation, merger, arrangement or other re-organization of or including the Company or any continuance of the Company under the laws of another jurisdiction;

(15)
“Company Options” means options outstanding to acquire an aggregate 65,254,232 Class A Shares at an exercise price of £0.10 per share expiring December 31, 2012, each of which is listed on Schedule “C” hereto;

(16)
“Consent” means a license, permit, approval, consent, certificate, registration or authorization (including, without limitation, those made or issued by a Regulatory Authority, in respect of a Contract, or otherwise);

(17)
“Contract” means any agreement, understanding, indenture, contract, lease, deed of trust, license, option, instrument or other binding commitment or arrangement, whether written of oral, including those listed on any schedule to this Agreement;

(18)
“Encumbrances” means mortgages, charges, pledges, security interests, liens, encumbrances, restrictions, actions, claims, demands and equities of any nature whatsoever or howsoever arising and any rights or privileges capable of becoming any of the foregoing;

(19)	“Environmental Consents” means all Consents issued by or issuable by any Regulatory Authority under Environmental Laws.

(20)	“Environmental Laws” means all applicable Laws relating to pollution, the protection of the environment, public health and safety, environmental impact assessment or mine reclamation and closure.

(21)	“Exchange Ratio” means the quotient arrived at using (A) £0.10 as the numerator, and (B) the Average Share Price as the denominator;

(22)
“GAAP” means the United Kingdom generally accepted accounting practice so described and promulgated by the International Standards on Auditing (UK and Ireland) which are applicable as at the date on which any calculation made hereunder is to be effective or as at the date of any financial statements referred to herein, as the case may be;

(23)
“Gold Bag” means Gold Bag Inc. and any successor resulting from any amalgamation, merger, arrangement or other re-organization of or including Gold Bag or any continuance of Gold Bag under the laws of another jurisdiction;

(24)	“Gold Bag Shares” means shares of common stock in the capital of Gold Bag;

(25)
“Hazardous Substance” means any chemical, material or substance in any form, whether waste material, raw material, finished product, intermediate product, by-product or any other material or article, that is listed or regulated under any Environmental Laws as a hazardous substance, toxic substance, deleterious substance, waste, pollutant or contaminant or is otherwise listed or regulated under any Environmental Laws because it poses a hazard to human health or the environment, including petroleum and petroleum products, urea formaldehyde foam insulation, asbestos, polychlorinated biphenyls, and flammable and radioactive materials.

(26)	“Indemnified Party” has the meaning ascribed thereto in Section 8.5;

(27)	“Indemnifying Party” has the meaning ascribed thereto in Section 8.5;

(28)	“Intellectual Property” means domestic and foreign:

(a)
patents, trade-marks, trade names, copyrights, industrial designs, business names, certification marks, service marks, distinguishing guises and business styles, whether or not registered, and all applications in respect thereof;

(b)	trade secrets, know-how, inventions, formulas and processes; and

(c)	other industrial property or intellectual property;

(29)
“Law” or “Laws” means all requirements imposed by statutes, regulations, rules, ordinances, by-laws, decrees, judgments, orders, rulings, decisions, consents or directives of, or agreements with, any Regulatory Authority and general principles of common law and equity;

(30)	“Losses” shall mean any loss, liability, damage, expense or cost (including interest, penalties, reasonable professional fees and disbursements);

(31)	“Material Contracts” means those contracts listed in Schedule 3.1(26);

(32)	“Metallum Exploration” means Metallum Exploration Limited, a company existing under the laws of Northern Ireland;

(33)	“OTCBB” means the Over the Counter Bulletin Board;

(34)	“Pathfinder Document” means the document attached hereto as Schedule “F”;

(35)	“Party” means a party hereto and “Parties” means all parties hereto;

(36)	“Permitted Encumbrances” means:

(a)
servitudes, easements, restrictions, rights of parties in possession, zoning restrictions, encroachments, reservations, rights-of-way and other similar rights in real property or any interest therein, provided the same are not of such nature as to materially adversely affect the validity of title to or the value, marketability or use of the property subject thereto by the Company;

(b)	liens for Taxes either not due and payable or due but for which notice of assessment has not been given; and

(c)
undetermined or inchoate liens, charges and privileges incidental to current construction or current operations and Encumbrances claimed or held by any Regulatory Authority that have not at the time been filed or registered against the title to the asset or served upon the Company pursuant to law or that relate to obligations not due or delinquent;

(37)	“Permitted Liabilities” has the meaning ascribed thereto in Section 3.1(17);

(38)	“Person” includes any individual, corporation, partnership, firm, joint venture, syndicate, association, trust, government, governmental agency and any other form of entity or organization;

(39)	“Properties” means the mineral properties described and listed on Schedule “B”;

(40)	“Property Rights” has the meaning ascribed thereto in Section 3.1(31)(a);

(41)	“Purchase Price” has the meaning ascribed thereto in Section 2.2;

(42)
“Purchased Shares” means the 77,812,457 issued and outstanding Class A Shares in the capital of the Company being offered for purchase by the Purchaser hereunder representing 100% of the issued and outstanding shares of the Company at the Closing Time;

(43)
“Purchaser” means Focus Gold Celtic Corporation and any successor resulting from any amalgamation, merger, arrangement or other re-organization of or including the Purchaser or any continuance of the Purchaser under the laws of another jurisdiction;

(44)
“Records” means all technical, business and financial records relating to the Business, including drilling results, consultant reports, customer lists, operating data, files, financial books, correspondence, credit information, research materials, contract documents, title documents, leases, surveys, records of sales, supplier lists, employee documents, inventory data, accounts receivable data, financial statements and any other similar records in any form whatsoever (including written, printed, electronic or computer printout form);

(45)
“Regulatory Authority” means any government, regulatory or administrative authority, agency, commission, utility or board (federal, provincial, municipal or local, domestic or foreign) having jurisdiction in the relevant circumstances and any person acting under the authority of any of the foregoing and any domestic or foreign judicial, administrative or arbitral court, authority, tribunal or commission having jurisdiction in the relevant circumstances;

(46)
“Remediation” means all actions undertaken to clean up, remove, treat or in any other way address any Hazardous Substance so it does not migrate or endanger or threaten to endanger public safety or the environment;

(47)	“Shareholders” means, collectively, each of the persons listed on Schedule “A” hereto and “Shareholder” means any one of the foregoing.

(48)	“Tax” and “Taxes” have the meaning ascribed thereto in Section 3.1(30)(a)(i);

(49)	“Tax Return” has the meaning ascribed thereto in Section 3.1(30)(a)(ii);

(50)
“Tender Letters” means the letters to be executed and delivered by the Shareholders agreeing to irrevocably sell such Shareholder’s Purchased Shares to the Purchaser, the form of which is attached hereto as Schedule “D”;

(51)	“Transactions” means the purchase and sale of the Purchased Shares and all other transactions contemplated by this Agreement; and

(52)
“Unaudited Financial Statements” means the unaudited interim accounts of the Company as at and for the six-month period ending January 31, 2011 consisting of a profit and loss account and a balance sheet, a copy of which is attached hereto as Schedule 1.1(52).

1.2	Knowledge

Any reference herein to “the knowledge” of the Company will be deemed to mean the actual knowledge of any of the directors or senior officers of the Company, together with the knowledge which each such Person would have after reasonable inquiry into the relevant subject matter.

1.3	Materiality

When used in this Agreement, the phrases “material adverse effect” and “material adverse change” means an adverse effect or adverse change in the Business, financial condition or results of the Company, of, or quantifiable as, in excess of £10,000.  The phrases “in all material respects” or “in any material respect” when used in this Agreement to qualify a representation or warranty of the Company in respect of any action, performance, restriction upon or record of the Company, will be interpreted to mean that for each such representation and warranty any failure of the Company to perform, act or record, or any such restriction, will not have an adverse effect on the Company in excess of £10,000 in the aggregate.

For greater certainty, for the purposes of this Agreement:

(a)
a material Consent is a consent where the failure of the Company to obtain such consent may result in a monetary penalty exceeding £10,000 or may cause a material interruption in the day-to-day operation of the Business;

(b)	a Material Contract is any contact whereby either of the Company is obliged to pay, or will receive, pursuant to the terms of such contract, in excess of £10,000.

1.4	Currency

Unless otherwise indicated, all references to dollar amounts ($) in this Agreement are expressed in the lawful currency of the United States of America and all references to pounds sterling (£) are expressed in the lawful currency of the United Kingdom.

1.5	Interpretation Not Affected by Headings

The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.   The phrases “hereof”, “hereto” and “hereunder” and similar expressions mean and refer to this Agreement and not to any particular Article, Section, or other subdivision.  The word “Article”, “Section” or other subdivisions of this Agreement followed by a number means and refers to the specified Article, Section or other subdivision of this Agreement.

1.6	Including

Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.

1.7	Number and Gender

In this Agreement, unless the context otherwise requires, any reference to gender shall include both genders and words importing the singular number shall include the plural and vice-versa.

1.8	Accounting Terms

All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP.

1.9	Calculation of Time Periods

Where a time period is expressed herein to begin or end at, on or with a specified day, or to continue to or until a specified day, the time period includes that day. Where a time period is expressed herein to begin after or to be from a specified day, the time period does not include that day. Where anything is to be done within a time period expressed herein after, from or before a specified day, the time period does not include that day. If the last day of a time period is not a Business Day, the time period shall end on the next Business Day.

1.10	Statutory References

Unless otherwise specifically provided in this Agreement, any reference in this Agreement to any Law shall be construed as a reference to such Law as amended or re-enacted from time to time, including all regulations made pursuant to such Law, or as a reference to any successor thereto.

1.11	Incorporation of Schedules

The following schedules are attached to and form an integral part of this Agreement:

Schedule “A”	-	Shareholders of the Company
Schedule “B”	-	Properties
Schedule “C”	-	Company Options
Schedule “D”	-	Form of Tender Letter
Schedule “E”	-	Loan Agreement Term Sheet
Schedule “F”	-	Pathfinder Document
Schedule 1.1(3)	-	Audited Financial Statements
Schedule 1.1(51)	-	Unaudited Financial Statements
Schedule 2.5	-	United States Securities Law Legend
Schedule 3.1(26)	-	Material Contracts
Schedule 3.1(27)	-	Insurance
Schedule 3.1(28)	-	Bank Accounts
Schedule 3.1(34)	-	Employees

ARTICLE 2
OFFER TO PURCHASE

2.1	Purchased Shares

Subject to the fulfilment of the conditions hereof, the Purchaser hereby offers to purchase from the Shareholders at the Closing Time, all of the Purchased Shares.

2.2	Share Purchase Consideration

The purchase price (the “Purchase Price”) for the Purchased Shares shall be £0.10 per share.

2.3	Payment of Purchase Price

(1)	The Purchase Price shall be payable by the issuance of that number of Gold Bag Shares resulting from the product of (i) the Exchange Ratio, and (ii) the Purchased Shares.

(2)	The Gold Bag Shares issuable pursuant to this Section 2.3 shall be registered in the name or names appearing on the share ledger of the Company.

(3)	Fractional Gold Bag Shares shall not be issued or otherwise provided for.

2.4	Delivery of Shares

At the Closing:

(1)
the Shareholders shall cause the delivery to the Purchaser of such document or documents, satisfactory to the Purchaser, evidencing the enforceable and irrevocable transfer to the Purchaser of all Purchased Shares (whether in physical certificate form, electronic transfer form or otherwise); and

(2)	the Purchaser shall cause Gold Bag to issue from treasury share certificates representing the aggregate Purchase Price.

2.5	Legends

Certificates representing Gold Bag Shares issued pursuant to this Agreement will be subject to a hold period ending October 27, 2011 as per U.S. regulatory requirements and will bear the legends set forth in Schedule 2.5.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Company

The Company hereby makes the following representations and warranties to the Purchaser and acknowledges that the Purchaser is relying on such representations and warranties in entering into this Agreement and completing the Transactions:

(1)	Organization and Existence. The Company has been duly incorporated and is validly existing under the laws of England and Wales.

(2)
Corporate Power.  Each of the Company and Metallum Exploration have all necessary corporate or legal power, authority and capacity to own or lease its respective property and assets and to carry on the Business as now being conducted by it.

(3)
Qualification.  Each of the Company and Metallum Exploration is duly qualified, licensed or registered to carry on business and is in good standing in the United Kingdom of Great Britain and Northern Ireland and the United Kingdom of Great Britain and Northern Ireland is the only jurisdiction which the nature of the Business or the property owned or leased by the Company and Metallum Exploration makes such qualification necessary or where the Company and Metallum Exploration owns or leases any material properties or assets or conducts any material business.

(4)
Subsidiaries.  Other than a 100% direct equity ownership interest in Metallum Exploration, the Company does not own, nor has it agreed to acquire, directly or indirectly, (i) any outstanding shares or securities convertible into shares of any other corporation, or (ii) any participating interest in any Person.

(5)
Authorized and Issued Capital of the Company.  The authorized capital of the Company consists of 376,800,000 Class A Shares and 50,000,000 Class B Shares of which, as of the date of this Agreement, 73,812,457 Class A Shares and nil Class B Shares are issued and outstanding as fully paid and non-assessable shares.

(6)
Options.  Except for the Purchaser’s right hereunder and the Company Options (each of which is listed on Schedule “C” hereto, no Person has any option, warrant, right, call, commitment, conversion right, right of exchange or other agreement or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an option, warrant, right, call, commitment, conversion right, right of exchange or other agreement for (i) the purchase from any Shareholder of any of the Purchased Shares; (ii) the purchase, subscription, allotment or issuance of any unissued shares or securities of the Company; or (iii) the purchase or other acquisition from the Company of any of its undertakings, properties or assets, including but not limited to, the Properties and Metallum Exploration.

(7)
Title to Shares.  Each Shareholder owns the Purchased Shares set forth opposite that Shareholder’s name in Schedule “A” as the registered and beneficial owner thereof with good and marketable title thereto, free and clear of all Encumbrances other than those restrictions on transfer, if any, contained in the articles of the Company.

(8)
Dividends and Distributions.  Since the Audited Financial Statements Date, the Company has not, directly or indirectly, declared or paid any dividends or declared or made any other distribution on any of its shares of any class and has not, directly or indirectly, redeemed, purchased or otherwise acquired any of its outstanding shares of any class or agreed to do so.

(9)
Corporate Records.  The corporate records of the Company and Metallum Exploration are complete and accurate in all material respects and all corporate proceedings and actions reflected therein have been conducted or taken in compliance with all applicable Laws and with the respective memorandum and articles of association of the Company and Metallum Exploration, except where the failure to so comply would not have a material adverse effect.

(10)	Validity of Agreement.

(a)
The Company has all necessary corporate power to enter into and perform its obligations under this Agreement or any other agreements or instruments to be delivered or given by it pursuant to this Agreement.

(b)
The execution and delivery of this Agreement by the Company, the performance of its obligations hereunder and the of the Transactions have been duly authorized by all necessary corporate action on the part of each the Company.

(c)
This Agreement or any other agreements entered into pursuant to this Agreement to which the Company is a party constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(11)
No Violation.  The execution and delivery of this Agreement by the Company and the consummation of the Transactions and the fulfilment by such parties of the terms, conditions and provisions hereof will not (with or without the giving of notice or lapse of time, or both):

(a)
contravene or violate or result in a breach or a default under or give rise to a right of termination, amendment or cancellation or the acceleration of any obligations of the Company or Metallum Exploration under:

(i)	any applicable Law;

(ii)	any judgment, order, writ, injunction or decree of any Regulatory Authority having jurisdiction over the Company or Metallum Exploration;

(iii)
in the case of the Company and Metallum Exploration, their respective memorandum and articles of association or any resolutions of the respective boards of directors or shareholders of the Company or Metallum Exploration;

(iv)	any material Consent held by the Company or Metallum Exploration or necessary to the ownership of the Purchased Shares or the operation of the Business; or

(v)	the provisions of any Material Contract to which the Company or Metallum Exploration is a party or by which any of them is, or any of their properties or assets are, bound; or

(b)	result in the creation or imposition of any Encumbrance on any of the Purchased Shares, the Properties or any of the other property or assets of the Company or Metallum Exploration.

(12)
Shareholders’ Agreements. There are no shareholders’ agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the shares of the Company.

(13)
Regulatory and Contractual Consents. There is no requirement to make any filing with, give any notice to or obtain any Consent from any Regulatory Authority as a condition to the lawful consummation of the Transactions except where the failure to obtain such Consent would not have a material adverse effect.  There is no requirement under any Contract relating to the Business or to which any Shareholder or the Company or Metallum Exploration is a party, or by which any of them are bound, to make any filing with, give any notice to, or to obtain the Consent of, any party to such Contract relating to the Transactions except where the failure to obtain such consent would not have a material adverse effect.

(14)	Financial Matters.

The Audited Financial Statements and the Unaudited Financial Statements:

(a)	have been prepared in accordance with GAAP on a basis consistent with prior fiscal periods;

(b)	are complete and accurate; and

(c)	present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Company, as at their respective balance sheet dates.

(15)
Records. The Records have been duly maintained in accordance with all applicable legal requirements and contain full and accurate records of all material matters relating to the Business.  All material financial transactions relating to the Business have been accurately recorded in the Records in accordance with GAAP.  No Records are maintained by, or otherwise dependent on, any other Person.  Any Records in the possession of, or recorded or stored by any other Person are available to the Company upon commercially reasonable terms and conditions.

(16)
No Material Adverse Change. Since the Financial Statements Date, no material adverse change has occurred in any of the assets, business, financial condition, earnings or results of operations of the Company.  For the purposes of this Section 3.1(16) only, the words “material adverse change” shall be interpreted without reference to Section 1.3.

(17)
Absence of Undisclosed Liabilities.  Except for (i) trade accounts payable, accrued expenses, Taxes, unearned revenue and other liabilities of the Company to the extent reflected or reserved against in the balance sheet (including the notes thereto) forming part of the Audited Financial Statements and the Unaudited Financial Statements or noted in the Pathfinder Document, and (ii) the obligations or liabilities of the Company under any of the Contracts (collectively, the “Permitted Liabilities”), neither the Company nor Metallum Exploration has any outstanding indebtedness or any liabilities (whether accrued, absolute, contingent or otherwise) nor any outstanding commitments or obligations of any kind.

(18)
Consents. The Company and Metallum Exploration, as applicable, have conducted the Business in compliance with and holds all Consents necessary for the lawful operation of the Business, pursuant to all applicable Laws, except where the failure to obtain such Consent would not have a material adverse effect.  Such Consents are valid and subsisting and in good standing with no violations in respect thereof as of the date of this Agreement.  All such Consents are renewable by their terms or in the ordinary course of the Business without the need for the Company to comply with any special qualification or procedures or to pay any amounts other than routine filing fees.  The Company has provided a true and complete copy of each such Consent and all amendments thereto to the Purchaser.

(19)
Compliance with Laws.  The Company and Metallum Exploration, as applicable, have complied, and the Business is now being conducted in compliance, with all Laws applicable to the Business, the Company and Metallum Exploration, except where the failure to comply would not have a material adverse effect.

(20)
Conduct of Business in Ordinary Course.  Since the Audited Financial Statements Date, the Business has been carried on in the ordinary course consistent with past practice.  The Business is the only business operation carried on by the Company and Metallum Exploration, and the property and assets owned or leased by the Company and Metallum Exploration are sufficient to carry on the Business.

(21)
Location of Tangible Personal Property.  All the tangible assets of the Company and Metallum Exploration having a book value in excess of £10,000 are situate at the locations as disclosed to the Purchaser in writing.

(22)
Condition of Assets.  All material tangible personal property used in connection with the Business or any part thereof is in good operating condition, repair and proper working order, having regard to the use and age thereof, except only for reasonable wear and tear.

(23)
Title to Personal and Other Property.  The Company and Metallum Exploration is the owner of and has good and marketable title to its respective property and assets, free and clear of all Encumbrances other than the Permitted Encumbrances.

(24)
Litigation.  There are no actions, suits or proceedings, judicial or administrative, (whether or not purportedly on behalf of the Company or Metallum Exploration) pending or to the knowledge of the Company threatened, by or against or affecting the Company or Metallum Exploration, at law or in equity, or before or by any Regulatory Authority.  To the knowledge of the Company there are no grounds on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success.  There is not presently outstanding against the Company or Metallum Exploration any judgment, injunction or other order of any Regulatory Authority.

(25)
Capital Expenditures.  Neither the Company nor Metallum Exploration is committed to make any capital expenditures, nor have any capital expenditures been authorized by the Company or Metallum Exploration at any time since January 31, 2011, except for capital expenditures made in the ordinary course of the Business which, in the aggregate, do not exceed £10,000.

(26)
Material Contracts. The Pathfinder Document and Schedule 3.1(26) contains a complete list of the Material Contracts to which the Company or Metallum Exploration is a party or by which its respective assets are bound.  The Company and Metallum Exploration, as applicable, has performed, in all material respects, all of its respective obligations required to be performed by it and is entitled to all of the benefits under the Material Contracts relating to the Business to which it is a party or by which it is bound.  The Material Contracts are in full force and effect unamended and no default exists in respect thereof on the part of the Company or Metallum Exploration, as applicable, or to the knowledge of the Company, any other party thereto.  Neither the Company nor Metallum Exploration, as applicable, is in default or in breach of any Material Contract and there exists no condition, event or act which, with the giving of notice or lapse of time or both would constitute such a default or breach and all Material Contracts are in good standing and in full force and effect unamended.  The Company has provided to the Purchaser a true and complete copy of each Material Contract and all amendments thereto.

(27)
Insurance.  Schedule 3.1(27) sets out all insurance policies (specifying the insurer, the amount of the coverage, the type of insurance, the policy number and any claims thereunder) maintained by the Company and Metallum Exploration on its respective property and assets or personnel as of the date hereof, and true and complete copies of the most recent inspection reports, if any, received from insurance underwriters or others as to the condition of the property and assets of the Company and Metallum Exploration have been provided to the Purchaser.  Neither the Company nor Metallum Exploration is in default with respect to any of the provisions contained in any such insurance policy, nor has failed to give any notice or present any claim under any such insurance policy in a timely fashion, and neither the Company nor Metallum Exploration has received notice from any insurer denying any claim.  The Purchaser has been provided a true copy of each insurance policy referred to in Schedule 3.1(27) and all amendments thereto.

(28)
Bank Accounts and Powers of Attorney.  The Company has provided to the Purchaser a correct and complete list showing (i) the name of each bank, trust company or similar institution in which the Company and Metallum Exploration has an account or safe deposit box, the number or designation of each such account and safe deposit box and the names of all persons authorized to draw thereon or to have access thereto; and (ii) the names of any persons holding powers of attorney from the Company or Metallum Exploration and a summary of the terms thereof.

(29)
Suppliers.  The Company has provided a complete and accurate list to the Purchaser setting out the major suppliers and service providers of the Company and Metallum Exploration (being each of the suppliers and service providers that has provided to the Company goods or services in an amount equal to or greater than £10,000 during the past twelve months) and there has been no termination or cancellation of, and no modification or change in, the Company’s or Metallum Exploration’s business relationships with any major supplier or service provider since the Audited Financial Statements Date except where any such termination, cancellation, modification or change would not have a material adverse affect.

(30)	Tax Matters.

(a)	For purposes of this Section 3.1(30), the following definitions shall apply:

(i)
“Tax” and “Taxes” shall mean all taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Regulatory Authority, together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof, including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, large corporation, capital gain, alternative minimum, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, all employment insurance, health insurance and Regulatory Authority pension plan and workers compensation premiums or contributions including any interest, fines or penalties for failure to withhold, collect or remit any tax and any liability for such taxes imposed by law with respect to any other Person arising pursuant to any tax sharing, indemnification or other agreements or any liability for taxes of any predecessor or transferor entity and whether disputed or not.

(ii)
“Tax Return” shall mean any return, declaration, report, estimate, information return or statement, or claim for refund relating to, or required to be filed in connection with any Taxes, including information returns or reports with respect to withholding at source or payments to third parties, and any schedules or attachments thereto or amendments of any of the foregoing.

(b)
Each of the Company and Metallum Exploration has filed on a timely basis all Tax Returns required to be filed. All such Tax Returns are complete and accurate in all material respects.  All Taxes due from or payable by the Company or Metallum Exploration for periods (or portions thereof) ending on or prior to the date hereof, have been paid.  All instalments or other payments on account of Taxes that relate to periods for which Tax Returns are not yet due have been paid on a timely basis.  Neither the Company nor Metallum Exploration is currently the beneficiary of any extension of time within which to file any Tax Return.  The liability for Taxes of the Company and Metallum Exploration has been assessed by all relevant Regulatory Authorities for all periods up to and including January 31, 2010.  There are no actions, objections, appeals, suits or other proceedings or claims in progress, pending or threatened by or against the Company or Metallum Exploration in respect of any Taxes, and in particular there are no currently outstanding reassessments or written enquiries which have been issued or raised by any Regulatory Authority relating to any such Taxes.  No claim has ever been made by a Regulatory Authority of any jurisdiction where the Company or Metallum Exploration does not file Tax Returns that the Company or Metallum Exploration is or may be subject to taxation by that jurisdiction.  There are no Encumbrances pending on or with respect to any of the assets of the Company or Metallum Exploration that arose in connection with any failure (or alleged failure) to pay any Tax.

(c)
Each of the Company and Metallum Exploration has withheld, collected and paid to the proper Regulatory Authorities all Taxes required to have been withheld, collected and paid in connection with (i) amounts paid, credited or owing to any employee, independent or dependent contractor, creditor, shareholder, non-resident of the United Kingdom of Great Britain and Northern Ireland or other third party, and (ii) goods and services received from or provided to any person.

(d)	Neither the Company nor Metallum Exploration has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency.

(e)
Neither the Company nor Metallum Exploration (i) is a party to any Tax allocation or sharing agreement, or (ii) has any liability for the Taxes of any person or entity other than the Company or Metallum Exploration, as applicable, under any provision of United Kingdom of Great Britain and Northern Ireland federal, provincial, state, local or foreign (i.e. non-UK) law, or as a transferee or successor, or by Contract, or otherwise.

(f)	Neither the Company nor Metallum Exploration is a party to any joint venture, partnership or other arrangement or Contract that could be treated as a partnership for Tax purposes.

(g)	Neither the Company nor Metallum Exploration is carrying on business outside of nor has a permanent establishment outside of the United Kingdom of Great Britain and Northern Ireland.

(31)	Property Rights.

(a)
The Company holds either freehold title, mining leases, mining concessions, mining claims or participating interests or other conventional property or proprietary interests or rights, recognized in the United Kingdom of Great Britain and Northern Ireland (collectively, “Property Rights”), in respect of the ore bodies and minerals located in or under the Properties under valid, subsisting and enforceable title documents or other recognized and enforceable agreements or instruments, sufficient to permit the Company to explore the minerals relating thereto.

(b)
All property, leases, concessions or claims in connection with the Properties in which the Company has an interest or right have been validly located and recorded in accordance, in all material respects, with all applicable laws and are valid and subsisting except where the failure to be so would not have a material adverse effect on the Company.

(c)
The Company has all necessary surface rights, access rights and other necessary rights and interests relating to the Properties granting the Company the right and ability to explore for minerals, ore and metals for development purposes as are appropriate in view of the rights and interest therein of the Company, with only such exceptions as do not interfere in any material way with the use made by the Company of the rights or interest so held.

(d)
Each of the proprietary interests or rights and each of the documents, agreements and instruments and obligations relating thereto referred to above is currently in good standing in the name of the Company or has been validly assigned thereto, except where the failure to be so would not have a material adverse effect on the Company.

(32)
Real Properties and Leased Premises.  Other than the Properties, neither the Company nor Metallum Exploration owns any real property or is the lessee of, or subject to any agreement or option to lease any real property or any interest in any real property.

(33)	Environmental Matters.

(a)
The Company, Metallum Exploration, the operation of the Business and the assets owned or used by the Company and Metallum Exploration have been and are in compliance with all Environmental Laws, including all Environmental Consents.

(b)
Neither the Company nor Metallum Exploration has not been charged with or convicted of any offence for non-compliance with Environmental Laws and there are no judgments, orders, notices, proceedings or investigations of any nature relating to any breach or alleged breach of Environmental Laws by the Company or Metallum Exploration.

(c)
The Company and Metallum Exploration have obtained all Environmental Consents necessary to conduct the Business and to own, use and operate its properties and assets, and has provided a true and complete copy of each such Environmental Consent and all amendments thereto to the Purchaser.

(d)
Neither the Company nor Metallum Exploration has used any of its Properties to produce, generate, manufacture, treat, store, handle, transport or dispose of any Hazardous Substances except in compliance with Environmental Laws.

(e)
The Company has provided the Purchaser with copies of all environmental audits, site assessments and studies (including all final drafts of any other such audits, assessments or studies) concerning the Properties, or that are in any way related to the Business, that are in its possession or control.

(34)	Labour and Employee Matters.

(a)
Neither the Company nor Metallum Exploration has any retirement, pension, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, vacation, incentive or other compensation plan or arrangement or other employee benefit plan that is sponsored by the Company or Metallum Exploration for the benefit of employees or former employees of the Company or Metallum Exploration.

(b)
Neither the Company nor Metallum Exploration has made any Contract with any labour union or employee association nor made commitments to or conducted negotiations with any labour union or employee association with respect to any future agreements and, to the knowledge of the Company, there are no current attempts to organize or establish any labour union or employee association with respect to any employees of the Company or Metallum Exploration, nor is there any certification of any such union with regard to a bargaining unit.

(c)
There have been no claims nor, to the knowledge of the Company, are there any threatened complaints, under Laws relating to employees in respect of the Business.  There is no labour strike, dispute, work slowdown or stoppage pending or involving or, to the knowledge of the Company, threatened against the Company or Metallum Exploration and no such event has occurred within the last two (2) years.

(d)
Schedule 3.1(34) contains a complete and accurate list of the names of all individuals who are employees of the Company and Metallum Exploration, specifying the age, employment status (full-time, part-time or casual), title or classification, length of service, place of employment, rate of salary or hourly pay and commission or bonus entitlements (if any) and whether any employees are on an approved or statutory leave of absence, and if so, the reason for such absence and the expected date of return.

(e)
No notice has been received by the Company or Metallum Exploration of any complaint filed by any person against the Company or Metallum Exploration claiming that the Company or Metallum Exploration has violated any Laws applicable to employee or human rights, or of any complaints or proceedings of any kind involving the Company or Metallum Exploration before any labour relations board.  All levies, assessments and penalties made against the Company or Metallum Exploration pursuant to any Laws applicable to workers’ compensation have been paid by the Company or Metallum Exploration, as applicable, and neither the Company nor Metallum Exploration has been assessed under any such legislation.

(f)
All accruals, if any, for unpaid vacation pay, premiums for employment insurance, health premiums, statutory pension plan premiums, accrued wages, salaries and commissions and employee benefit plan payments have been reflected in the Records.

(35)
Intellectual Property. Neither the Company or Metallum Exploration owns or licenses any material Intellectual Property.  To the knowledge of the Company, neither the Company nor Metallum Exploration is engaging in and has not engaged in any activity that violates or infringes any Intellectual Property rights of any other Person.

For greater certainty “material Intellectual Property” means all intellectual property other than widely available “shrink-wrapped” intellectual property used in businesses generally.

(36)
Privacy Matters.  Each of the Company and Metallum Exploration has conducted and is conducting the Business in compliance, in all material respects, with all Laws applicable to privacy and the protection of personal information.

(37)
Corruption Matters.  Neither the Company or Metallum Exploration nor, to the knowledge of the Company, any other person, associated with or acting on behalf of the Company or Metallum Exploration, including without limitation, any director, officer, agent or employee of the Company or Metallum Exploration has, directly or indirectly, while acting on behalf of the Company or Metallum Exploration (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, (iii) violated any provision of the Bribery Act 2010 (United Kingdom) or similar legislation, or (iv) made any other unlawful payment.

(38)
Restriction on doing Business.  Neither the Company nor Metallum Exploration is a party to or bound by any Contract which would restrict or limit, in any material respect, its respective right to carry on any business or activity or to solicit business from any person or in any geographical area or otherwise to conduct the Business.  To the knowledge of the Company, there are no facts or circumstances which could materially adversely affect the ability of the Company or Metallum Exploration to continue to operate the Business as presently conducted following the completion of the transactions contemplated by this Agreement.

(39)
Non-Arm’s Length Matters.  Other than as recorded in the Audited Financial Statements, no Shareholder or any affiliate of a Shareholder, or any director, former director, officer, former officer, shareholder, former shareholder, employee or former employee, or any other Person not dealing at arm’s length with any of the foregoing has any contract, business dealings, supplier relationships, indebtedness, liability or obligation to, with or from the Company or Metallum Exploration, and neither the Company nor Metallum Exploration is indebted or otherwise obligated to any such Persons.  Since the Financial Statements Date, neither the Company nor Metallum Exploration has made or authorized any payments to any Shareholder or any affiliates of a Shareholder, or any director, former director, officer, former officer, shareholder, former shareholder, employee or former employee of the Company or Metallum Exploration or to any Person not dealing at arm’s length with any of the foregoing except for salaries and other employment compensation payable to such persons in the ordinary course of the Business and at the regular rates payable to them.

3.2	Representations and Warranties of the Purchaser and Gold Bag

Each of the Purchaser and Gold Bag, as applicable, hereby makes the following representations and warranties to the Shareholders and acknowledges that the Shareholders are relying on such representations and warranties in deciding to tender their shares to the Offer:

(1)
Incorporation and Existence.  The Purchaser is a corporation incorporated and existing under the laws of the State of Delaware and all of the issued and outstanding shares of the Purchaser are owned by Gold Bag.  Gold Bag is a corporation incorporated and existing under the laws of the State of Nevada.  Each of the Purchaser and Gold Bag has the corporate power to own or lease its property and assets and to carry on its business it is now being conducted.

(2)	Validity of Agreement.

(a)
Each of the Purchaser and Gold Bag has all necessary corporate power to enter into and perform its respective obligations under this Agreement and any other agreements or instruments to be delivered or given by it pursuant to this Agreement.

(b)
The execution, delivery and performance by each of the Purchaser and Gold Bag of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Purchaser and Gold Bag, respectively.

(c)
This Agreement or any other agreements entered into pursuant to this Agreement to which each of the Purchaser and Gold Bag is a party constitute legal, valid and binding obligations of the Purchaser and Gold Bag, respectively, enforceable against each of the Purchaser and Gold Bag in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(3)
No Violation.  The execution and delivery of this Agreement by each of the Purchaser and Gold Bag, the consummation of the Transactions and the fulfilment by the Purchaser and Gold Bag of the terms, conditions and provisions hereof will not (with or without the giving of notice or lapse of time, or both) contravene or violate or result in a breach or a default under or give rise to a right of termination, amendment or cancellation or the acceleration of any obligations of either the Purchaser or Gold Bag, under:

(a)	any applicable Law;

(b)	any judgment, order, writ, injunction or decree of any Regulatory Authority having jurisdiction over the Purchaser or Gold Bag;

(c)	the articles, by-laws or any resolutions of the board of directors or shareholders of the Purchaser or Gold Bag;

(d)	any Consent held by the Purchaser or Gold Bag; or

(e)	the provisions of any Contract to which the Purchaser or Gold Bag is a party or by which either of their respective properties or assets are, bound.

(4)
Authorized Capital.  The authorized capital of Gold Bag consists of an unlimited number of shares of common stock. As of the date of this Agreement, 55,217,122 Gold Bag Shares are issued and outstanding and nil Gold Bag Shares are reserved for issuance pursuant to outstanding options, warrants, convertible securities and other rights to acquire Gold Bag Shares.  All outstanding Gold Bag Shares have been authorized and are validly issued and outstanding as fully paid and non-assessable shares, and the Gold Bag Shares issuable to the Shareholders in accordance with the terms of this Agreement will be validly issued and outstanding as fully paid and non-assessable Gold Bag Shares.  None of the issued and outstanding Gold Bag Shares have been issued in violation of any Laws, the policies of the OTCBB, Gold Bag’s articles or by-laws or any agreement to which Gold Bag is a party or by which it is bound.

(5)	OTCBB Listing. The Gold Bag Shares are listed for trading on the OTCBB under the symbol “GBGI”.

(6)
Brokers.  The Purchaser has not engaged any broker or other agent in connection with the Transactions and, accordingly, there is no commission, fee or other remuneration payable to any broker or agent who purports or may purport to have acted for the Purchaser.

(7)
Consents.  There is no requirement for the Purchaser to make any filing with, give any notice to or obtain any Consent from any Regulatory Authority as a condition to the lawful consummation of the Transactions.

ARTICLE 4
COVENANTS

4.1	General

(1)
During the period from the date of execution of this Agreement until the earlier of (i) the Closing Date and (ii) the date that this Agreement is terminated in accordance with its terms, other than as contemplated herein, the Company covenants and agrees to use its best efforts to obtain executed Tender Letters from each Shareholder.

(2)
Concurrent with the execution and delivery of this Agreement, Gold Bag agrees to provide a loan to the Company in the principal amount of $250,000 on mutually agreed terms and conditions consistent with loans of this nature substantially in the form of agreement attached hereto as Schedule “E”.  Gold Bag’s obligation to fund the foregoing loan shall be conditional on (i) receiving irrevocable Tender Letters executed by each director, officer and insider of the Company and irrevocable Tender Letters executed by Shareholders holding not less than 50% of the issued and outstanding Purchased Shares, and (ii) receiving a satisfactory budget of the Company covering the period between the date of this Agreement and the Closing Date.

(3)
Gold Bag and the Company shall prepare and file, or cause to be filed, any filings required under any applicable laws or rules and policies of the OTCBB or other regulatory bodies relating to the Transactions.

4.2	Additional Agreements

Each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including using commercially reasonable efforts to:

(1)	obtain all necessary waivers, Consents and approvals from other parties to material agreements, leases and other contracts or agreements;

(2)	obtain all necessary Consents, approvals, and authorizations as are required to be obtained under any federal, provincial or foreign law or regulations;

(3)	defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the Transactions;

(4)	cause to be lifted or rescinded any injunction or restraining order or other remedy adversely affecting the ability of the parties to consummate the Transactions;

(5)	effect all necessary registrations and other filings and submissions of information requested by governmental authorities;

(6)	comply with all provisions of this Agreement; and

(7)	provide such officers’ certificates as may be reasonably requested by the other parties hereto in respect of the representations, warranties and covenants of a party hereto.

4.3	Access to Information

Upon reasonable notice, the Company shall afford to the Purchaser’s directors, officers, counsel, accountants and other authorized representatives and advisers complete access (or, where necessary, the provision of the information requested), during normal business hours and at such other time or times as the Purchaser may reasonably request, from the date hereof and until the earlier of the Closing Date and the termination of this Agreement, to its properties, books, contracts and records as well as to management personnel of the Company as the Purchaser may require or may reasonably request.

4.4	Conduct of Business

The Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the Closing Date and the date this Agreement is terminated in accordance with its terms, unless the Purchaser shall otherwise consent in writing, except as required by law or as otherwise expressly permitted or specifically contemplated by this Agreement:

(1)	the Company shall use all commercially reasonable efforts to maintain and preserve its Business, assets and business relationships;

(2)	the Company shall notify the Purchaser of any material adverse effect on its business; and

(3)	the Company shall not directly or indirectly:

(a)
take any action which may interfere with or be inconsistent with the successful completion of the Transactions or take any action or fail to take any action which may result in a condition precedent to the Transactions not being satisfied;

(b)	issue, sell, pledge, hypothecate, lease, dispose of or encumber any shares of the Company or other securities or any right, option or warrant with respect thereto;

(c)	amend or propose to amend its articles;

(d)	split, combine or reclassify any of its securities or declare or make any distribution or distribute any of its properties or assets to any Person;

(e)
other than in the ordinary course of business, enter into or amend any employment contracts with any director, officer or senior management employee, create or amend any employee benefit plan, make any increases in the base compensation, bonuses, paid vacation time allowed or fringe benefits for its directors, officers, employees or consultants;

(f)
acquire or agree to acquire (by tender offer, exchange offer, merger, amalgamation, acquisition of shares or assets or otherwise) any Person, partnership, joint venture or other business organization or division or acquire or agree to acquire any material assets;

(g)	create any option or bonus plan, pay any bonuses, deferred or otherwise, or defer any compensation to any of its directors, officers or employees;

(h)	make any material change in accounting procedures or practices;

(i)	mortgage, pledge or hypothecate any of the assets of the Company or allow them to become subject to any lien or other Encumbrance;

(j)	dispose of or permit to lapse any rights to the use of any of the Company’s intangible property;

(k)
except in the ordinary course of business, sell, lease, sublease, assign or transfer (by tender offer, exchange offer, merger, amalgamation, sale of shares or assets or otherwise) any of the Company’s assets, or cancel, waive or compromise any debts or claims, including accounts payable to and receivable from Affiliates;

(l)	enter into any other material transaction or any amendment of any Contract, lease, agreement, license or sublicense which is material to the Business;

(m)	settle any outstanding claim, dispute, litigation matter, or tax dispute;

(n)	transfer any assets to the Shareholders or any of their Affiliates or assume any Indebtedness from the Shareholders or any of their Affiliates or enter into any other related party transactions; or

(o)	enter into any agreement or understanding to do any of the foregoing.

4.5	Non-Solicitation

During the period from the date of execution of this Agreement until the earlier of (i) the Closing Date and (ii) the date that this Agreement is terminated in accordance with its terms, the Company:

(1)	shall not solicit or cause or facilitate any other Person to solicit any Take-over Proposal;

(2)	shall not release any Person from any confidentiality or standstill agreement to which such person is a party or agree to amend any such agreement; and

(3)
shall not, and shall not authorize or permit any of its officers, directors, employees, financial advisors, representatives and agents to, directly or indirectly, initiate any inquiries or make any proposal that constitutes or may reasonably be expected to lead to a Take-over Proposal from any Person.

For the purposes of this Section, “Take-over Proposal” means a proposal or offer by a third person other than Gold Bag or an affiliate, whether or not subject to a due diligence or other condition and whether or not in writing, to acquire in any manner, directly or indirectly, beneficial ownership of all or a material portion of the assets of the Company or to acquire in any manner, directly or indirectly, beneficial ownership of or control or direction over more than 20% of the outstanding shares of the Company whether by way of arrangement, amalgamation, merger, consolidation, treasury issue or other business combination, including without limitation any single or multi-step transaction or series of related transactions that is structured to permit such third person to acquire beneficial ownership of all or a material portion of its assets or any of the subsidiaries or to acquire in any manner, directly or indirectly, more than 20% of its outstanding voting shares and includes any proposal, offer or agreement for a merger, consolidation, amalgamation, arrangement, recapitalization, liquidation, dissolution, reorganization or similar transaction or other business combination involving the Company or any proposal, offer or agreement to acquire 20% or more of the assets of the Company.

4.6	Confidentiality

(1)
The Parties agree to keep confidential all information in their possession or under their control relating to the other Parties hereto and to the Transactions, unless such information is or becomes generally available to the public other than as a result of a disclosure by a Party in violation of this Agreement.

(2)	The Parties shall not make any public announcements unless required by applicable Law or unless the public announcement and the content thereof is agreed in writing by all Parties.

(3)
Notwithstanding anything contained in Section 4.6(1) a Party may disclose any Confidential Information if, in the opinion of the disclosing Party's legal counsel: (i) such disclosure is legally required to be made in a judicial, administrative or governmental proceeding pursuant to a valid subpoena or other applicable order; or (ii) such disclosure is legally required to be made pursuant to the rules or regulations of a stock exchange or similar trading market applicable to the disclosing Party.

(4)
Prior to any disclosure of Confidential Information under Section 4.6(3), the disclosing Party shall give the non-disclosing Party at least three (3) Business Days prior written notice (unless the disclosing Party is obligated to release the Confidential Information on less than three (3) Business Days notice in order to comply with applicable securities law or stock exchange rules, regulations or policies) and, in making such disclosure, the disclosing Party shall disclose only that portion of Confidential Information required to be disclosed and shall take all reasonable steps to preserve the confidentiality thereof, including, without limitation, obtaining protective orders and supporting the non-disclosing Party in intervention in any such proceeding.

(5)
The Party making disclosure under Section 4.6(3) will consult with the non-disclosing Party regarding the text of any such statement, release or disclosure and the Parties will use all reasonable efforts, acting expeditiously and in good faith, to agree upon a text that is satisfactory to each of them within three (3) Business Days or such shorter period as contemplated in Section 4.6(3). If the Parties fail to agree upon such text, the Party making the disclosure will make only such public statement or release as its counsel advises in writing is legally required to be made.

ARTICLE 5
POST-CLOSING MATTERS

5.1	Operation of the Company

(1)
Upon completion of the Transactions, the Mr. Neill Arthur shall continue to conduct and manage the Business and the operations the Company, subject to oversight by and direct reporting to Gold Bag through Grant White, Chief Executive Officer.

(2)	The Company and Mr. Neill Arthur shall enter into an employment agreement to be agreed between Gold Bag and Mr. Arthur on terms consistent with industry standards and practises.

(3)
The individuals comprising the board of directors of the Company as at the closing of the Transaction, other than Mr. Neill Arthur, shall provide consulting services to the Company after the Closing Date on an as-needed basis and on mutually satisfactory terms.  The board of directors of the Company shall be comprised of five individuals, including Mr. Grant White, Mr. Neill Arthur and not less that two additional nominees of Gold Bag.

ARTICLE 6
CLOSING ARRANGEMENTS AND CONDITIONS

6.1	Closing Arrangements

The Closing shall take place at the Closing Time at a place to be mutually agreed between the parties.

6.2	Conditions to the Obligations of the Purchaser

The obligation of the Purchaser to complete the Transactions and of Gold Bag to issue the Gold Bag Shares is subject to compliance by the Company with the covenants and agreements herein contained and to the satisfaction, on or prior to the Closing Date, of the following additional conditions:

(1)
Share Capital.  There shall be, in the aggregate, not more than 139,066,689 Class A Shares and Company Options issued and outstanding and no other securities of the Company shall be issued and outstanding.

(2)	Tender Letters. Gold Bag’s shall have received irrevocable Tender Letters executed by Shareholders holding not less than 90% of the issued and outstanding Purchased Shares.

(3)
Constating Documents and Certificate of Corporate Existence.  The Purchaser shall have received from the Company: (i) a copy, certified by one duly authorized officer of the Company to be true and complete as of the Closing Date, of the memorandum and articles of association of the Company; and (ii) a certificate or the equivalent, dated not more than two (2) days prior to the Closing Date, of the government of the United Kingdom as to the corporate good standing of the Company.

(4)	Required Approvals. The Company shall have obtained the approval of the board of directors and shareholders of the Company and any other necessary approvals for this Agreement.

(5)
Proof of Corporate Action.  The Purchaser shall have received from the Company a copy, certified by a duly authorized officer thereof to be true and complete as of the Closing Date, of the records of all corporate action taken to authorize the execution, delivery and performance of this Agreement.

(6)
Incumbency Certificate.  The Purchaser shall have received from the Company an incumbency certificate, dated the Closing Date, signed by a duly authorized officer thereof and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of the Company, this Agreement and any other ancillary documents.

(7)
Title Opinion.  The Purchaser shall have received an opinion of counsel to the Company, subject to customary assumptions and qualifications and in form and substance satisfactory to the Purchaser and its counsel acting reasonably, as to the status and validity of the Company’s title to the Properties and the ownership of the Property Rights.

(8)
Representations and Warranties.  The representations and warranties of the Company and Metallum Exploration contained herein, and of each of the Shareholders contained in the Tender Letter, shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties were made at such time and the Purchaser shall have received on the Closing Date certificates to this effect signed by an authorized officer of the Company.

(9)
Covenants.  All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Company or any Shareholder at or before the Closing Date shall have been complied with or performed and the Purchaser shall have received on the Closing Date certificates to this effect signed by an authorized officer of the Company.

(10)	Due Diligence. The Purchaser, and its agents or representatives, shall have conducted and completed to its satisfaction a legal and financial due diligence investigation of the Company.

(11)
No Action or Proceeding.  No bona fide legal or regulatory action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the transfer of the Purchased Shares as contemplated by this Agreement.

(12)
No Material Adverse Change.  No change shall have occurred in the business, affairs, financial condition or operations of the Company or Metallum Exploration between the date hereof and the Closing Date which would constitute a material adverse change or which, individually or in the aggregate, would have a material adverse effect on the Company, Metallum Exploration or the Business.

(13)
Resignations.  The Purchaser shall have received duly executed resignations effective as at the Closing Time from each director and officer of the Company and Metallum Exploration specified by the Purchaser.

(14)
Delivery of Corporate Records.  The Purchaser shall have received at the Closing Time all Records and all other records of the Company and other documents referred to in this Agreement or any schedule hereto.

(15)
Delivery of Purchased Shares.  Each Shareholder shall deliver to the Company irrevocable acceptance letters authorizing the Company and/or SLC Registrars to effect the due and enforceable transfer to the Purchaser of the Purchased Shares held by such Shareholder in accordance with Section 2.4(1).

(16)
Company Options.  All Company Options outstanding on the Closing Date shall be terminated in lieu of options to purchase (i) that number of Gold Bag Shares equal to the product of the number of Class A Shares under option and the Exchange Ration, (ii) at an exercise price equal to the Average Share Price,  and (iii) otherwise identical terms and conditions to the Company Options.

(17)
General.  All instruments and corporate proceedings in connection with the transactions contemplated by this agreement shall be satisfactory in form and substance to the Purchaser and its counsel acting reasonably, and the Purchaser shall have received copies of all documents, including, without limitation, all documentation required to be delivered to the Purchaser at or before the Closing Time in accordance with this Agreement, records of corporate or other proceedings, opinions of counsel and consents which the Purchaser may have reasonably requested in connection therewith.

The foregoing conditions are for the benefit of the Purchaser and may be waived, in whole or in part, by the Purchaser in writing at any time prior to the Closing Time.

6.3	Conditions to the Obligations of the Shareholders

The obligation of the Shareholders to complete the Transactions, and of the Company to facilitate the Transactions, is subject to compliance by the Purchaser and Gold Bag with the covenants and agreements herein contained and to the satisfaction, on or prior to the Closing Date, of the following additional conditions:

(1)
Minimum Cash Position.  At the Closing Time, the Purchaser or Gold Bag shall have minimum working capital of $2,000,000 in cash or cash equivalents for use in the Business less all amounts loaned to the Company pursuant to Section 4.1(2) and an amount equal to any equity financings of the Company completed between the date of this Agreement and the Closing Date.

(2)	Constating Documents and Certificate of Corporate Existence. The Company shall have received:

(a)
from the Purchaser: (i) a copy, certified by one duly authorized officer of the Purchaser to be true and complete as of the Closing Date, of the articles and by-laws of the Purchaser; and (ii) a certificate or the equivalent, dated not more than two (2) days prior to the Closing Date, of the government of Delaware as to the corporate good standing of the Purchaser; and

(b)
from Gold Bag: (i) a copy, certified by one duly authorized officer of Gold Bag to be true and complete as of the Closing Date, of the articles and by-laws of Gold Bag; and (ii) a certificate or the equivalent, dated not more than two (2) days prior to the Closing Date, of the government of Nevada as to the corporate good standing of Gold Bag.

(3)	Required Approvals. Each of the Purchaser and Gold Bag shall have obtained the approval of its board of directors and shareholders (if necessary) and any other necessary approvals for this Agreement.

(4)
Proof of Corporate Action.  The Company shall have received from each of the Purchaser and Gold Bag a copy, certified by a duly authorized officer thereof to be true and complete as of the Closing Date, of the records of all corporate action taken to authorize the execution, delivery and performance of this Agreement.

(5)
Incumbency Certificate.  The Company shall have received from each of the Purchaser and Gold Bag an incumbency certificate, dated the Closing Date, signed by a duly authorized officer thereof and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of the Purchaser and Gold Bag, respectively, this Agreement and any other ancillary documents.

(6)
Representations and Warranties.  The representations and warranties of each of the Purchaser and Gold Bag contained herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties were made at such time and the Company shall have received on the Closing Date certificates to this effect signed by an authorized officer of the Purchaser and Gold Bag, respectively.

(7)
Covenants.  All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser or Gold Bag at or before the Closing Date shall have been complied with or performed and the Company shall have received on the Closing Date certificates to this effect signed by an authorized officer of the Purchaser and Gold Bag, respectively.

(8)
No Action or Proceeding.  No bona fide legal or regulatory action or proceeding shall pending or threatened by any person to enjoin, restrict or prohibit the issuance of the Gold Bag Shares as contemplated by this Agreement.

(9)
No Material Adverse Change.  No change shall have occurred in the business, affairs, financial condition or operations of Gold Bag between the date hereof and the Closing Date which would constitute a material adverse change or which, individually or in the aggregate, would have a material adverse effect on Gold Bag or the business of Gold Bag.

(10)
Payment of Purchase Price.  The Purchaser shall deliver (or cause Gold Bag to issue from treasury) the share certificates representing the aggregate Purchase Price to be issued in accordance with Section 2.3.

(11)
Company Options.  Delivery of option agreements to purchase, in lieu of the Company Options terminated as at the Closing Date, (i) that number of Gold Bag Shares equal to the product of the number of Class A Shares under option and the Exchange Ration, (ii) at an exercise price equal to the Average Share Price, and (iii) otherwise identical terms and conditions to the Company Options.

(12)
General.  All instruments and corporate proceedings in connection with the transactions contemplated by this agreement shall be satisfactory in form and substance to the Company and their counsel acting reasonably, and the Shareholders shall have received copies of all documents, including, without limitation, all documentation required to be delivered to the Shareholders at or before the Closing Time in accordance with this Agreement, records of corporate or other proceedings, opinions of counsel and consents which the Company may have reasonably requested in connection therewith.

ARTICLE 7
TERMINATION

7.1	Termination

This Agreement may be terminated by written notice given by the terminating Party to the other Parties hereto, at any time prior to the Closing:

(1)	by mutual written consent of the Parties;

(2)	by any Party, if a condition for the terminating Party’s benefit has not been satisfied or waived;

(3)
by any Party, if there has been a misrepresentation, breach or non-performance by the breaching party of any representation, warranty, covenant or obligation contained in this Agreement, which could reasonably be expected to have a material adverse effect on the terminating Party, provided the breaching Party has been given notice of and seven (7) days to cure any such misrepresentation, breach or non-performance; or

(4)
by any Party, if the Closing has not occurred on or before April 30, 2011 or such later date as may be agreed to by the Parties, provided that the right to terminate under this subsection 7.1(4) shall not be available to any Party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure to consummate the Transactions by the Closing Date.

7.2	Effect of Termination

In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith have no further force or effect and there shall be no obligation on the part of the Parties hereunder except with respect to (i) Article 8 and Article 9, which shall survive such termination, and (ii) a breach arising from the fraud or wilful misconduct of any Party.

7.3	Waivers and Extensions

At any time prior to the Closing Time, each of the Parties may (i) extend the time for the performance of any of the obligations or other acts of another Party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.

ARTICLE 8
INDEMNIFICATION

8.1	Survival of Covenants, Representations and Warranties of the Company

The representations and warranties and obligations of the Company contained in this Agreement and in any agreement, instrument, certificate or other document executed or delivered pursuant to this Agreement shall survive the Closing and shall continue for the benefit of the Purchaser notwithstanding such Closing and any investigation made by or on behalf of the Purchaser.  The representations and warranties of the Company shall survive the Closing for a period of two (2) years, except that:

(1)	the representations and warranties set out in Sections 3.1(1) to and including 3.1(7) and in Sections 3.1(10) and 3.1(31) shall continue in full force and effect without limitation of time;

(2)
the representations and warranties related to any Tax liability of the Company, including any associated interest or penalties shall continue in force and only terminate on the date that is ninety (90) days following the later of (i) the last date on which an assessment for Taxes can be made against the Company in respect of the dates or periods covered by those representations and warranties, and (ii) the date on which the period for an appeal from an assessment or other determination of those Taxes, or decision of a court or other competent tribunal in respect thereof may be filed has expired and that appeal has not been filed;

(3)	the representations and warranties relating to Environmental Laws shall continue in full force and effect for a period of seven years; and

(4)
a claim for breach of any such representation or warranty, to be effective, must be asserted in writing on or prior to the applicable expiration time set out in this Section 8.1, provided that a claim for any breach of any of the representations and warranties contained in this Agreement or in any agreement, instrument, certificate or other document executed or delivered pursuant hereto involving fraud or fraudulent misrepresentations may be made at any time following the Closing Date, without any limitation of time.

8.2	Survival of Covenants, Representations and Warranties of the Purchaser and Gold Bag

The representations, warranties and obligations of the Purchaser and Gold Bag contained in this Agreement and in any agreement, instrument, certificate or other document delivered pursuant to this Agreement shall survive the Closing and shall continue for the benefit of the Company notwithstanding such Closing and any investigation made by or on behalf of the Company or any knowledge of the Company.  The representations and warranties of the Purchaser and Gold Bag shall survive the Closing for a period of two (2) years and a claim for breach of any such representation or warranty, to be effective, must be asserted in writing on or prior to the expiration of the two year period set out in this Section 8.2, provided that a claim for any breach of any of the representations and warranties contained in this Agreement or in any agreement, instrument, certificate or other document executed or delivered pursuant hereto involving fraud or fraudulent misrepresentations may be made at any time following the Closing Date, without any limitation of time.

8.3	Indemnification by the Company

Subject to Sections 8.1 and 8.7 and without duplication, the Company shall indemnify and save the Purchaser and Gold Bag harmless for and from:

(1)
any Losses, whether known or unknown, suffered by the Purchaser or by the Company as a result of any breach of representation, warranty or obligation on the part of the Company contained in this Agreement or in any certificate or document delivered pursuant to or contemplated by this Agreement, and for the purpose of determination of whether or not there has been a breach of any such representation or warranty, any qualification thereof by reference to “materiality” shall be ignored;

(2)	all debts and liabilities of the Company existing at the Closing Time other than the Permitted Liabilities;

(3)
any Losses in respect of any Taxes, whether known or unknown, suffered by the Purchaser or by the Company for any period up to the Closing Date for which no adequate reserve has been provided and disclosed in the Audited Financial Statements;

(4)
any Losses, whether known or unknown, suffered by the Purchaser or the Company as a result of any breach of representation or warranty contained in Sections 3.1(1) to and including 3.1(7) and in Sections 3.1(10) and 3.1(31) or in any document delivered pursuant to or contemplated by this Agreement and for the purpose of determination of whether or not there has been a breach of a representation and warranty, any qualification thereof by reference to “materiality” shall be ignored;

(5)
any Losses for any breach of any of the representations and warranties contained in this Agreement or in any agreement, instrument, certificate or other document executed or delivered pursuant hereto involving fraud or fraudulent misrepresentations; and

(6)	any failure of the Company to transfer good and marketable title to the Purchased Shares to the Purchaser free and clear of all Encumbrances.

8.4	Indemnification by the Purchaser

Subject to Section 8.2 and 8.7 and without duplication, the Purchaser shall indemnify and save the Company harmless from any Losses whether known or unknown, suffered by the Company as a result of any breach of representation, warranty or obligation on the part of the Purchaser contained in this Agreement or in any certificate or document delivered pursuant to or contemplated by this Agreement.

8.5	Notice of Claim

(1)
A Party entitled to and seeking indemnification pursuant to the terms of this Agreement (the “Indemnified Party”) shall promptly give written notice to the Party or Parties, as applicable, responsible for indemnifying the Indemnified Party (the “Indemnifying Party”) of any claim for indemnification pursuant to Sections 8.3 or 8.4 (a “Claim”, which term shall include more than one Claim).  Such notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available):

(a)	the factual basis for the Claim; and

(b)	the amount of the Claim, or, if any amount is not then determinable, an approximate and reasonable estimate of the likely amount of the Claim.

(2)
If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time to contest effectively the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party’s failure to give such notice on a timely basis.

8.6	Procedure for Indemnification

(1)
Direct Claims.  With respect to Direct Claims, following receipt of notice from the Indemnified Party of a Claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the Claim as the Indemnifying Party considers necessary or desirable.  For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim.  If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of such 30 day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim.

If the Indemnified Party and the Indemnifying Party do not agree within such period (or any mutually agreed upon extension thereof), the Indemnified Party and the Indemnifying Party agree that the dispute shall be submitted to a court of competent jurisdiction for resolution of the matter.

(2)
Third Party Claims.  With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its own expense, to participate in or assume control of the negotiation, settlement or defence of such Third Party Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party’s out-of-pocket expenses incurred as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall cooperate with the Indemnifying Party, shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim at its own expense and shall have the right to disagree on reasonable grounds with the selection and retention of counsel, in which case counsel satisfactory to the Indemnifying Party and the Indemnified Party shall be retained by the Indemnifying Party. If the Indemnifying Party, having elected to assume such control, thereafter fails to defend any such Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

8.7	General Indemnification Rules

The obligations of the Indemnifying Party to indemnify the Indemnified Party in respect of Claims shall also be subject to the following:

(1)	Any Claim arising as a result of a breach of a representation or warranty shall be made not later than the date on which, pursuant to Sections 8.3 and 8.4, such representation and warranty terminated;

(2)
The Indemnifying Party’s obligation to indemnify the Indemnified Party shall apply to the extent that the Losses related to the Claims in respect of which the Indemnifying Party has given an indemnity, in the aggregate, exceed $100,000, and shall only apply in respect of such excess up to a maximum amount equal to $10,000,000;

(3)
In the event that any Third Party Claim is of a nature such that the Indemnified Party is required by applicable law to make a payment to any person (a “Third Party”) with respect to such Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for any such payment.  If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party;

(4)
whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnified Party shall not negotiate, settle, compromise or pay any Third Party Claim except with the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld);

(5)
The Indemnified Party shall not permit any right of appeal in respect of any Third Party Claim to terminate without giving the Indemnifying Party notice thereof and an opportunity to contest such Third Party Claim;

(6)
The Indemnified Party and the Indemnifying Party shall cooperate fully with each other with respect to Third Party Claims and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available);

(7)
The Indemnifying Party shall not settle any Third Party Claim or conduct any related legal or administrative proceeding in a manner which would, in the opinion of the Indemnified Party, acting reasonably, have a material adverse impact on the Indemnified Party;

(8)	Each of the Company and Purchaser agrees that any payment made under this Article 8 to the other shall be, and will be treated by them on their Tax Returns, as an adjustment to the Purchase Price.

ARTICLE 9
GENERAL PROVISIONS

9.1	Notices

(1)	Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by facsimile or email addressed as follows:

(a)	if to the Purchaser (and the Company after Closing):

c/o Gold Bag Inc.
1 Dundas Street West, Suite 2500
Toronto, Ontario  M5G 1Z3

Attention:           Chief Executive Officer
Fax:                      +1 416 204 1939

With a copy (that shall not constitute notice) to:

Heenan Blaikie LLP
333 Bay Street, Suite 2900
Bay Adelaide Centre
Toronto, Ontario  M5H 2T4

Attention:            Corey MacKinnon
Fax.:                      +1 416 360 8425
Email:                     cmackinnon@heenan.ca

(b)	if to the Company:

8 Sandel Village
Knockylynn Road
Coleraine, Northern Ireland  BT52 1WW

Attention:           Neill Arthur
Fax:                      +61 2 9475 0024
Email:                    neill.arthur@gmail.com

(2)
Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day, on the next following Business Day)

(3)	Any Party may at any time change its address for service from time to time by giving notice to the other Parties in accordance with this Section 9.1.

9.2	Further Assurances

Each of the Parties shall promptly do, make, execute, deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other Parties hereto may reasonably require from time to time after Closing at the expense of the requesting Party for the purpose of giving effect to this Agreement and shall use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement

9.3	Enurement and Assignment

This Agreement shall be binding upon and enure to the benefit of the Parties, their respective heirs, executors, administrators and other legal representatives and their respective successors and permitted assigns. The Purchaser may assign its rights under this Agreement in whole or in part to any other person; provided, however, that any such assignment shall not relieve the Purchaser from any of its obligations hereunder.

9.4	Governing Law

This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware and the laws of the United States applicable therein. The Parties hereby irrevocably attorn to the exclusive jurisdiction of the courts of Delaware with respect to any matter arising under or related to this Agreement or the Transactions.

9.5	Time of Essence

Time shall be of the essence of every provision of this Agreement.

9.6	Severability

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

9.7	Costs

Each Party shall be responsible for its own fees, expenses, and other costs.  The legal fees, expenses and other costs incurred by the Company and the Shareholders in connection with the negotiation, preparation and execution of this Agreement and transactions related thereto shall be paid on Closing by the Company.

9.8	Entire Agreement

This Agreement, including all Schedules attached hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, including the Letter of Intent.  There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.  No reliance is placed by any Party hereto on any warranty, representation, opinion, advice or assertion of fact made by any Party hereto or its directors, officers, employees or agents, to any other Party hereto or its directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included in this Agreement.

9.9	Waiver, Amendment.

Except as expressly provided in this Agreement, no amendment or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

9.10	Rights Cumulative

The rights and remedies of the Parties hereunder are cumulative and not alternative.

9.11	Independent Legal Advice

Each Party acknowledges and agrees that it has had a reasonable opportunity to obtain or has obtained independent legal advice with respect to this Agreement, that it has read and fully understands the provisions of this Agreement, that the terms and conditions of this Agreement are reasonable, and that it signing this Agreement freely, voluntarily and without duress.

9.12	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.  Executed counterparts may be delivered originally or by electronic means.

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IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

FOCUS CELTIC GOLD INC. By: /s/ Grant R. White Name: Grant R. White Title: CEO I have the authority to bind the Company
METALLUM RESOURCES plc By: /s/ Neill Arthur Name: Neill Arthur Title: Presiden t I have the authority to bind the Company
GOLD BAG INC. By: /s/ Grant R. White Name: Grant R. White Title: CEO I have the authority to bind the Company